Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) made as of the 20th day of October, 2021, but effective as of May 27, 2021 (the “Effective Date”), by and between the MOHEGAN TRIBAL GAMING AUTHORITY d/b/a MOHEGAN GAMING & ENTERTAINMENT (the “Employer”), an instrumentality of THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT (the “Tribe”), a sovereign Indian nation, having an address of One Mohegan Sun Boulevard, Uncasville, Connecticut 06382, and RAYMOND PINEAULT, a resident of Glastonbury, Connecticut (the “Executive”).

WITNESSETH:

WHEREAS, the Employer owns and operates Mohegan Sun casino and resort in Uncasville, Connecticut, and Mohegan Sun Pocono in Plains Township, Pennsylvania with off-track wagering facilities located in Pennsylvania, manages and owns an interest in Resorts Casino in Atlantic City, New Jersey, developed and manages ilani Casino on the Cowlitz Reservation in Washington, is developer and manager and owns the Inspire Resort project in Seoul, South Korea, operates Niagara Fallsview Casino Resort, Casino Niagara and Niagara Falls Entertainment Centre, and Mohegan Sun Casino at Virgin Hotels Las Vegas, as well as owns investments in other proposed gaming enterprises and/or other gaming and entertainment businesses (as presently existing and hereafter developed, the “Business”); and

WHEREAS, the Employer is managed by the Management Board (the “Management Board”) under the chairmanship of the Chairman of the Management Board (the “Chairman”); and

WHEREAS, the Employer and Executive entered into that certain Mohegan Sun Executive Employment Agreement dated and effective as of May 7, 2005, providing for the employment of Executive by the Employer (the “2005 Agreement”); and

WHEREAS, the Employer and Executive have agreed to terminate the 2005 Agreement and to enter into this Agreement to employ Executive as its President and Chief Executive Officer and is desirous of assuring that Executive has the authority to fully carry out his duties hereunder.

NOW, THEREFORE, in consideration of the promises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency whereof is specifically acknowledged, the parties hereto hereby agree as follows:

1.	Effective Date of this Agreement and Termination of the 2005 Agreement

Executive and Employer mutually agree that this Agreement is effective on the Effective Date, and as of the Effective Date the 2005 Agreement shall be terminated and neither party thereto shall have any further obligation to the other thereunder.

2.	Nature of Services and Duties

(A) Employer hereby agrees to employ Executive as its President and Chief Executive Officer upon the terms set forth herein, and Executive hereby accepts such employment.

(B) Executive shall perform such duties and services of an executive, managerial and administrative nature as are customary for a president and chief executive officer of a similar entity and which, consistent with the foregoing, the Employer may from time to time through communication from the Chairman hereafter assign to him. Such duties shall include, but not be limited to, the following:

(i) Executive shall be responsible for developing, in consultation with the Management Board, implementing and monitoring the strategic plans for the Business;

(ii) Executive shall be responsible for developing annual operating and capital budgets for the Business and its divisions and for implementing, monitoring and evaluating the operating and capital budgets. The operating and capital budgets shall be presented to the Employer by the second Monday of September preceding the next fiscal year, and the Employer shall approve or modify the budgets for the fiscal year on or before September 30 of such year, in consultation with Executive;

(iii) Executive shall be responsible for developing the organizational structure for the Business and for recruiting, training, counseling and evaluating the management team and divisional leaders;

(iv) Executive shall be responsible to direct the selection, retention, control and discharge of employees performing services in connection with the development, operation and management of the Business. The Chairman may give direction to select, retain, control or discharge an employee upon a vote of the Management Board, provided, however, that the Management Board shall consider written arguments from Executive prior to voting and no fewer than six (6) members of the Management Board must vote in favor of such direction;

(v) Executive shall be responsible for developing and maintaining the job compendium necessary to manage the Business, including changes to position titles. Minimum qualifications for newly created positions or material changes to minimum qualifications for established positions will be subject to the prior approval of the Employer, all in accordance with policy approved by the Management Board. The Chairman may direct Executive to make changes to the job compendium upon a vote of the Management Board, provided, however, that the Management Board shall consider written arguments from Executive prior to voting and no fewer than six (6) members of the Management Board must vote in favor of such change;

(vi) Executive shall be responsible for policy formulation for the Business, provided, however, that new policies and material changes to policies will be subject to the prior approval of the Management Board. The Chairman may direct Executive to make other changes to such policies upon a vote of the Management Board, provided, however, that the Management Board shall consider written arguments from Executive prior to voting and no fewer than six (6) members of the Management Board must vote in favor of such change;

(vii) Executive shall be responsible for developing processes by which the Business shall market, sell and account for its products and services and for developing, implementing, monitoring and adopting measures to improve customer service; and

(viii) Executive shall be responsible for negotiating agreements on behalf of the Business, provided that any contract exceeding the dollar value specified by policy approved by the Management Board or containing any waiver of Employer’s sovereign immunity must be approved by the Management Board.

Executive shall carry out his responsibilities in accordance with and subject to the requirements of applicable laws, including applicable Tribal laws. The Employer shall not materially restrict, reduce or otherwise limit Executive’s responsibility or authority without his consent, except for customary limits and protocols of authority established by the Employer consistent with past practice.

(C) Executive shall devote his full-time best efforts and ability and all required business time to the performance of his duties and responsibilities hereunder to achieve the goals set forth in the Employer’s annual business plan. Executive shall perform all of his duties to the Employer faithfully, competently, and diligently. Executive shall comply with Employer’s policies, as amended from time to time.

(D) To the fullest extent authorized or permitted by law, except for actions of the Executive that could be the basis for termination for Cause as set forth in Section 6(C), below, the Employer shall indemnify, defend, and hold Executive harmless, including the payment of reasonable attorney fees if the Employer does not directly provide Executive’s defense, from and against all claims made by anyone, including, but not limited to, a corporate entity, company, other employee, agent, patron, tribal member, or any member of the general public with respect to any claim that asserts as a basis, any acts, omissions, or other circumstances involving the performance by Executive of his duties and services under this Agreement.

3.	Base Annual Salary

Commencing with the Effective Date and until September 30, 2021, the Employer shall pay Executive a Base Annual Salary in the amount of $1,000,000.00, payable in equal weekly installments of $19,230.77. Commencing October 1, 2021, and on each October 1 thereafter, the Base Annual Salary shall be increased if, and in an amount, mutually agreed to by Executive and the Employer. Executive shall be permitted to participate in and shall be eligible for all incentive compensation plans and benefits as available to executive-level employees at or below his level. Any bonus paid under the Incentive Compensation Program will be at the discretion of the Management Board of the Employer. Employer reserves the right to amend or withdraw any bonus and/or the Incentive Compensation Program at its absolute discretion.

Notwithstanding the termination of the 2005 Agreement, Executive shall remain eligible for incentive compensation payment under Employer’s incentive compensation plan to the extent that Executive would have been eligible and received payment for Fiscal Year 2021 but for termination of the 2005 Agreement by execution of this Agreement. However, in consideration of Executive entering into this Agreement, such incentive compensation payment shall be based on Executive’s position and base salary under this Agreement.

4.	Life Insurance

The Employer may, within its discretion, at any time during the effectiveness of this Agreement apply for and procure as owner and for its own benefit insurance on the life of Executive, in such amounts and in such form as the Employer may choose. Executive shall have no interest whatsoever in any such policies, but he shall upon request by the Employer submit to such medical examinations, supply such information, and execute such documents as may be required by the Employer or the insurance companies to whom the Employer has made application.

5.	Reimbursement of Certain Expenses; Vacation; Medical Benefits

(A) The Employer will reimburse Executive for necessary and reasonable business expenses incurred by him in the performance of his duties hereunder, provided, that he shall obtain the approval for such expenditures in accordance with the procedures adopted by Employer from time to time and generally applicable to its executive-level employees, including such procedures with respect to submission of appropriate documentation and receipts. Failure by Executive to follow such procedures shall entitle the Employer to refuse to reimburse Executive for such expenses until such time as such failure has been cured. It is understood and agreed that Employer shall not be responsible for any expense of Executive for leasing or operation of a vehicle for Executive (except that Executive shall be entitled to reimbursement for the expenses, including mileage, actually incurred in connection with his use of his automobile for the business-related purposes of the Employer), nor for any expense of Executive for legal expenses or tax planning expenses incurred by Executive in interpreting this or any other agreement between Executive and Employer.

(B) Executive shall be entitled to four (4) weeks paid personal time off (PTO) per full fiscal year of employment, subject to policies (e.g. relating to maximum accrual) as are now or may hereafter be adopted by Employer.

(C) Executive shall participate in such employee benefit plans and programs (including but not limited to medical and life insurance programs) as are now or may hereafter be adopted by the Employer for its executive employees and their families. The life insurance program currently provides term life insurance coverage on Executive’s life for the benefit of Executive’s designated beneficiary in an amount of Executive’s Base Annual Salary. Employer shall continue to provide such medical insurance coverage for a period of one (1) year after any termination by Employer of Executive’s employment hereunder if such termination was without Cause, as hereinafter defined.

6.	Disability; Termination

(A) If Executive shall become unable to perform all of his duties set forth in Section 2 of this Agreement due to mental or physical disability, all compensation and benefits provided in this Agreement shall continue to be paid and provided in full for a period not exceeding one hundred and eighty (180) consecutive days. Upon completion of such one hundred and eighty (180) days (or if Executive shall be disabled by the same incapacity for an aggregate period of one hundred and eighty (180) days in any period of three hundred and sixty (360) consecutive days by the same incapacity) the Employer may, at its sole option, suspend Executive’s employment until Executive is recovered (as reasonably certified by a physician designated by the Employer) from such mental or physical disability. During any period of suspension on account of disability, Executive shall receive as compensation under this Agreement only such compensation as may be provided under the disability insurance described in Section 6(B). If the physician designated by the Employer certifies that Executive is permanently disabled, Employer’s obligations under this Agreement shall cease; provided, however, Executive shall be entitled to the disability benefits set forth in Section 6(B).

(B) Executive shall be entitled to participate in Employer’s disability insurance program as is now or may hereafter be adopted by the Employer for its employees subject to any minimum employment period for eligibility. Such program currently provides payment of 60% of Executive’s Base Annual Salary (subject to a maximum monthly benefit), commencing with suspension or termination of employment, pursuant to Section 6(A) above, by reason of physical or mental disability.

(C) Subject to the provisions of this subsection (C), the Employer may terminate Executive’s employment for Cause, defined as (i) Executive’s violation of the Restrictive Covenants as defined in Section 9 of this Agreement, (ii) the loss, suspension, or revocation by the State of Connecticut, the Mohegan Tribal Gaming Commission, or any other gaming regulatory agency with jurisdiction over the Employer’s gaming operations and personnel, of Executive’s license for Class III and, as applicable, Class II gaming (“Executive’s Gaming License”) for a period of thirty (30) consecutive days, (iii) Executive’s conviction of any crime involving fraud, theft or moral turpitude, or (iv) Executive’s intentional or material breach of his obligations under this Agreement. Employer may suspend Executive without pay upon Executive’s loss or suspension of Executive’s Gaming License or his arrest for any alleged crime against the Employer or any of its affiliates. In the event that Executive’s Gaming License is restored or if Executive is found not guilty or otherwise exonerated for an alleged crime against Employer or any of its affiliates, and Executive is not otherwise terminated for Cause as defined herein, Executive’s suspended pay shall be reimbursed to him.

Except in the event of suspension upon Executive’s loss or suspension of Executive’s Gaming License or Executive’s arrest or termination upon conviction of a crime, if Employer desires to terminate Executive for Cause, Employer shall give written notice specifying the act(s) claimed to constitute cause and specifying an effective date of termination, which date shall be no sooner than thirty (30) days after the giving of such notice; provided, that nothing herein shall prevent Employer from suspending Executive, with pay, from all operational functions and from access to Employer’s facilities upon giving such written notice. Employer may, in its sole discretion, give Executive an opportunity to rectify the reasons for termination. In the event Executive fails to rectify the act(s) claimed to constitute cause as set forth in the notice of termination, Executive’s employment with the Employer shall cease effective upon the date provided in the notice of termination. If such termination is for Cause, then Executive shall not be entitled to any further compensation from and after the date of termination.

(D) Subject to the provisions of this subsection (D), the Employer may terminate Executive’s employment other than for Cause, as defined above. In the event of termination other than for Cause, Executive shall be paid following such termination (i) a lump sum in the amount of twenty-five thousand dollars ($25,000) for relocation expenses, subject to all deductions required by applicable law, and (ii) his Base Annual Salary for a period of twelve (12) months from the date of termination, provided that such Base Annual Salary shall be payable to Executive in the same amount and at the same intervals as would have been paid had his employment continued.

(E) In the event that Executive voluntarily terminates his employment hereunder, Executive’s employment shall cease as of the date provided in Executive’s notice to Employer of his voluntary termination, and thereafter, provided that the Employer shall not then be in material breach of this Agreement, Executive shall not be entitled to any further compensation hereunder. For the avoidance of doubt, Executive shall be entitled to pursue any such claim for material breach of this Agreement by Employer, provided that the Executive’s remedies for such material default by Employer, if any, shall in no case exceed recovery of the amounts in Section 6(D) above.

7.	Covenants of Executive Not to Compete

Executive acknowledges that, as of the date of this Agreement, Employer’s Business includes all of the gaming facilities listed in the preamble to this Agreement and that Employer intends to develop additional gaming properties and interests. Executive acknowledges and agrees that: (i) his services to the Employer are special and unique; (ii) his work for the Employer has given him and will continue to give him access to confidential information concerning the Employer, its strategies, and the Business; (iii) he has the means to support himself and his dependents other than by engaging in the Business of the Employer and the provisions of this Section 7 will not impair such ability; (iv) that competing with Employer within the Restricted Areas and within the Restricted Period, as defined herein, would give Executive or any entity with which he might become affiliated an unfair competitive advantage, to the detriment of the Employer; and (v) that the Employer’s undertakings herein, including but not limited to the provisions of Sections 3 and 6(A), (B), and (D), provide sufficient consideration for his acceptance of the restrictive covenants set forth herein. Accordingly, in order to induce the Employer to enter into this Agreement, Executive covenants and agrees that:

(A) The geographic areas within which Executive shall not compete include the states of New York, New Jersey, Pennsylvania, Connecticut, Massachusetts, Rhode Island, Vermont, New Hampshire, and Maine and a radius of one hundred twenty five (125) statute miles from any site in which the Employer holds, has an application pending for, or has formed a plan made by or disclosed to Executive by Employer while Executive is employed by Employer to apply for, a gaming license, whether as a ‘qualifier’ or a ‘principal’ (the “Restricted Area”).

(B) The period of the restrictive covenant shall include all times in which Executive is employed by Employer and a period of twelve (12) months following the termination of his employment for any reason including Executive’s voluntary termination (the “Restricted Period”).

(C) During the Restricted Period and in the Restricted Area, Executive shall not, without the express written permission of the Employer, accept any offer of employment, nor shall he perform services for any entity engaged in casino gaming, nor shall he compete in any manner, either directly or indirectly, including, without limitation, as an employee or independent contractor, investor, partner, shareholder, officer, director, principal, agent or trustee, of any entity which competes with any Business in which Employer is engaged during any period of Executive’s employment by Employer. This restriction shall not bar Executive from ownership of less than five percent (5%) of the shares of a publicly traded corporation engaged in casino gaming or any other Business in which Employer is engaged during any period of Executive’s employment by Employer.

(D) During the Restricted Period, Executive shall not, directly or indirectly, hire or solicit any employee of the Employer or any of its affiliates or encourage any such employee to leave such employment. For the avoidance of doubt, this restriction shall not apply with respect to general solicitations or advertisements for positions.

(E) Executive’s obligations under this Section 7 shall survive any termination of this Agreement and Executive’s employment hereunder.

(F) The Employer shall have the right to notify, without liability to Executive, any person or entity that employs or seeks to employ or retain Executive during or after the period of Executive’s employment by Employer (but within the Restricted Period) of the restrictions set forth in this Agreement.

8.	Confidential Information

Executive agrees to receive Confidential Information (as hereinafter defined) of the Employer in confidence, and not to disclose to others, assist others in the application of, or use for his own gain, such information, or any part thereof, unless and until it has become public knowledge, has come into the possession of such other or others by legal and equitable means, or if required to do so by order of a court of competent jurisdiction. Executive further agrees to take and maintain all reasonable efforts to protect Confidential Information from disclosure to persons or entities other than those engaged in the furtherance of Employer’s Business. Executive further agrees that, upon termination of his employment with the Employer, all documents, records, notebooks and similar repositories of or containing Confidential Information, including any computer devices, cell phones, laptops, digital storage devices, and similar technological devices that contain any Confidential Information, including copies thereof, then in Executive’s possession, whether prepared by him or others, will be left with or returned to the Employer. For purposes of this Section 8, “Confidential Information” means information disclosed to Executive or known by Executive as a consequence of or arising from or out of his employment by the Employer, not generally known in the industry in which the Employer is or may become engaged about the Employer’s Business, products, processes and/or services. Executive’s obligations under this Section 8 shall survive any termination of this Agreement and Executive’s employment hereunder.

9.	Rights and Remedies Upon Breach

Executive acknowledges and agrees that a violation of any provision of Sections 7 or 8 of this Agreement (the “Restrictive Covenants”) shall cause irreparable harm to the Employer and the Employer shall be entitled to specific performance of this Agreement or an injunction without proof of special damages, together with costs and reasonable and documented attorney’s fees incurred by the Employer in enforcing its rights under this Agreement. If Executive breaches, or threatens to commit a breach of any of the Restrictive Covenants, the Employer shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Employer under law or in equity:

(A) The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction including, without limitation the right to entry against Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent), without proof of special damages, against violations of such covenants, threatened or actual, and whether or not then continuing, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Employer and that money damages will not provide an adequate remedy to the Employer; and

(B) The right and remedy to require Executive to account for and pay over to the Employer all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive from the Employer or in connection with any such breach of the Restrictive Covenants during the period of any breach of the Restrictive Covenants. The Employer may set off any amounts due it under this Section 9(B) against any amounts owed to Executive under Sections 3 or 6.

10.	Notice

All notices hereunder shall be in writing. Any notice, request, information, legal process, or other instrument to be given or served hereunder by any party to another shall be deemed given or served hereunder by any party to the other if either delivered personally or sent by prepaid registered or certified mail, return receipt requested. Any such notice to the Employer shall be sent to the address set forth in the introductory paragraph of this Agreement to the attention of the Chairman with a copy to the Senior Vice President/Chief Legal Officer of the Employer. Any such notice to Executive shall be sent to his then current residential address on file with Employer’s Human Resources Department. Either party may, through written notice to the other party, change the address of notice as provided in this Section.

11.	Entire Agreement; Modification

Except as otherwise provided herein, this Agreement supersedes and cancels any and all prior agreements between the parties hereto, express or implied, relating to the subject matter hereof. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, modified, amended or altered except in a writing signed by both parties.

12.	Non-Waiver

The failure or refusal of either party to insist upon the strict performance of any provision of this Agreement or to exercise any right in any one or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right and shall in no way effect such provision or right, nor shall such failure or refusal be deemed a custom or practice contrary to such provision or right.

13.	Severability

If any section, paragraph, term or provision of this Agreement shall be held or determined to be unenforceable, the balance of this Agreement shall nevertheless continue in full force and unaffected by such holding or determination. In addition, in any such event, the parties agree that it is their intention and agreement that any such section, paragraph, term or provision which is held or determined to be unenforceable as written, shall nonetheless be enforced and binding to the fullest extent permitted by law as though such section, paragraph, term or provision had been written in such a manner to such an extent as to be enforceable under the circumstances. Without limitation of the foregoing, with respect to any restrictive covenant contained herein, if it is determined that any such provision is excessive as to duration or scope, the parties hereto agree that any court of competent jurisdiction over them shall be authorized and empowered to enforce the restrictive covenant for such shorter duration or with such narrower scope as will render it enforceable to the greatest extent permissible under applicable law.

14.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Connecticut without regard to its conflict of laws’ provisions.

15.	Dispute Resolution

Except for actions by Employer for enforcement against Executive of the Restrictive Covenants set forth in this Agreement, any disagreement or dispute between the parties as to the interpretation of this Agreement or any rights or obligations arising hereunder, including, without limitation, the arbitrability of any dispute, shall be resolved exclusively by binding arbitration in accordance with the then prevailing rules of the American Arbitration Association (or any successor thereto to the extent not inconsistent herewith), upon notice to the other party of its intention to do so. The parties agree that any such arbitration shall be confidential and that in any such arbitration each party shall be entitled to discovery as provided by the Federal Rules of Civil Procedure. All hearings shall be conducted in Hartford County, Connecticut, commencing within fifteen (15) days after the arbitrator is selected and shall be conducted in the presence of the arbitrator. The decision of the arbitrator will be final and binding on the parties. The costs and expenses of the arbitration shall be shared equally by the parties. No demand for arbitration shall be submitted to the arbitral forum unless and until the party asserting the existence of a dispute has given notice to the other party of the grounds therefor, and the parties have met and conferred in an effort to resolve the dispute; provided that the demand for arbitration shall not be delayed more than thirty (30) days after notice of the dispute is provided.

16.	No Jury Trial

The parties agree that no dispute arising from or out of this Agreement shall be tried to a jury in any court or forum having jurisdiction over the parties.

17.	Gaming Disputes Court Jurisdiction

In the event of any action to enforce the Restrictive Covenants under this Agreement, or any action to enforce the requirement that the parties submit disputes to arbitration or to enforce or overturn an arbitration decision, as provided in Section 15, the parties agree to submit to any tribal, state or federal court having personal and subject matter jurisdiction. The parties further agree that the Mohegan Gaming Disputes Court shall be used as a forum only if a state or federal court denies jurisdiction to (a) enforce the requirement that the parties submit disputes to arbitration and (b) enforce or overturn an arbitration decision.

18.	Limited Waiver of Sovereign Immunity

The Employer hereby waives its sovereign immunity from arbitration for claims by the Executive for the enforcement of this Agreement and any remedies for breach thereof, and waives its sovereign immunity from suit to enforce or set aside an arbitration award. Nothing herein shall limit the Executive’s right to proceed with any claims otherwise allowed under the laws of the Tribe. The Employer hereby consents to personal jurisdiction and venue in any court of the State of Connecticut, any federal court sitting in the State of Connecticut, and the Mohegan Gaming Disputes Court for the purposes set forth herein, and hereby waives any claim that it may have that such court is an inconvenient forum for the purposes of any proceeding arising under this Agreement as aforesaid and, with respect to a proceeding in a court of the State of Connecticut or a federal court sitting in the State of Connecticut, any requirement that tribal remedies be exhausted.

19.	Headings

The headings of this Agreement are inserted for convenience only and shall not be considered in construction of the provisions hereof.

20.	Assignment and Successors; Binding Effect

The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors of the Employer and may be assigned by the Employer to any affiliate of the Employer, provided that the Employer shall continue to be financially responsible to Executive hereunder. Executive shall have no right to assign, transfer, pledge or otherwise encumber any of the rights, or to delegate any of the duties created by this Agreement without prior written consent of the Employer. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns, and Executive, his heirs and legal representatives.

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IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by R. James Gessner, Jr., acting in his capacity as the Chairman of the Management Board of the Employer and Executive has affixed his signature hereto on the date and year first above written.

EMPLOYER:		EXECUTIVE:
Mohegan Tribal Gaming Authority d/b/a Mohegan Gaming & Entertainment

By:	/s/ R. James Gessner, Jr.	/s/ Raymond Pineault
	R. James Gessner, Jr., Chairman	Raymond Pineault
Management Board

STATE OF CONNECTICUT )
)	ss. Uncasville	October 20, 2021
COUNTY OF NEW LONDON)

Personally, appeared R. James Gessner, Jr., Chairman of the Management Board of the MOHEGAN TRIBAL GAMING AUTHORITY, an instrumentality of the Mohegan Tribe Indians of Connecticut, signer and sealer of the foregoing instrument, and acknowledged the same to be his free act and deed and the free act and deed of the Mohegan Tribal Gaming Authority, before me.

/s/ Helga M. Woods
Commissioner of Superior Court

STATE OF CONNECTICUT )
)	ss. Uncasville	October 20, 2021
COUNTY OF NEW LONDON)

Personally, appeared RAYMOND PINEAULT, signer and sealer of the foregoing, instrument, and acknowledged the same to be his free act and deed, before me.

/s/ Denise A. Rubino
Notary Public Denise A. Rubino
My Commission Expires: 5/31/2025